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FORM 4                                       U.S. SECURITIES AND EXCHANGE COMMISSION                              OMB APPROVAL

/ / Check this box if no longer                       Washington, D.C.  20549                            OMB Number       3235-0287
    subject to Section 16. Form 4                                                                        Expires:  December 31, 2001
    or Form 5 obligations may             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response .... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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
1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
                                                                                            to Issuer (Check all applicable)
   SNPE, Inc.                                Dynamic Materials Corporation (BOOM)
---------------------------------------------------------------------------------------         Director          X   10% Owner
   (Last)     (First)     (Middle)        3. I.R.S. Identification  4. Statement for        ---                  ---
                                             Number of Reporting       Month/Year               Officer (give        Other (specify
                                             Person, if an entity                           --- title below)     --- below)
   101 College Road East                     (voluntary)               6/00
----------------------------------------                            ----------------------------------------------------------------
              (Street)                                              5. If Amendment,     7. Individual or Joint/Group Filing (Check
                                                                       Date of Original     Applicable Line)
   Princeton     NJ        08540                                       (Month/Year)             Form filed by one Reporting Person
----------------------------------------                                                    ---
   (City)      (State)     (Zip)                                                             X  Form filed by More than One
                                                                                            --- Reporting Person
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                         Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security   2. Transaction   3. Trans-     4. Securities Acquired (A)      5. Amount of       6. Owner-    7. Nature of
   (Instr. 3)             Date (Month/     action        or Disposed of (D)              Securities         ship         Indirect
                          Day/Year)        Code          (Instr. 3, 4 and 5)             Beneficially       Form:        Beneficial
                                           (Instr. 8)                                    Owned at End       Direct       Owner-
                                        --------------------------------------------     of Month           (D) or       ship
                                                                                                            Indirect
                                        Code       V     Amount      (A) or    Price     (Instr. 3 and 4)   (I)
                                                                     (D)                                    (Instr. 4)   (Instr. 4)
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   Common Stock           6/14/00       P                2,109,091    A        $2.75                        D
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   Common Stock           6/20/00       P                  248,000    A        $1.635    2,763,491          D
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                                                                                                                         Page 1 of 3

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)
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FORM 4 (continued)              Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., puts, calls, warrants, options, convertible securities)
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
1.Title of  2.Conver- 3.Transac- 4.Transac- 5.Number of 6.Date Exer- 7.Title and  8.Price of  9.Number of 10.Ownership 11.Nature of
  Derivative  sion or   tion Date  tion Code  Derivative  cisable and  Amount of    Derivative  Derivative   Form of      Indirect
  Security    Exercise  (Month/    (Instr.8)  Securities  Expiration   Underlying   Security    Securities   Derivative   Beneficial
  (Instr.3)   Price of  Day/Year)             Acquired    Date         Securities   (Instr.5)   Bene-        Security:    Ownership
              Deriv-                          (A) or      (Month/Day/  (Instr.3                 ficially     Direct (D)   (Instr.4)
              ative                           Disposed    Year)        and 4)                   Owned at     or Indi-
              Security                        of (D)                                            End of       rect (I)
                                              (Instr.3,                                         Month        (Instr.4)
                                              4, and 5)                                         (Instr.4)
                                 --------------------------------------------------
                                                         Date  Expira-       Amount
                                  Code   V     (A)  (D)  Exer-  tion   Title   or
                                                        cisable Date         Number
                                                                               of
                                                                             Shares
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5% Convertible  $6.00    6/14/00   P         $1,200,000  Immed. 6/14/05      200,000 $1,200,000 $1,200,000       D
Subordinated                                     (A)
Note due 2005
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Explanation of Responses:



                                                                            /s/ Bernard Fontana                          06/21/00
                                                                         ---------------------------------------      --------------
** Intentional misstatements or omissions of facts constitute              **Signature of Reporting Person                 Date
     Federal Criminal Violations.                                          Name:  Bernard Fontana
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               Title: Chairman and CEO
                                                                           On Behalf of SNPE, Inc.

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in the form are not
required to respond unless the form displays a currently valid OMB Number.                                               Page 2 of 3
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                             Joint Filer Information

(1) Name:   SNPE

Address:    12, Quai Henri IV
            75181 Paris Cedex 04
            Cedex, FRANCE

Designated Filer:   SNPE, Inc. (A)

Issuer & Ticker Symbol:   Dynamic Materials Corporation (BOOM)

Date of Event Requiring Statement:   6/14/00




Signature: /s/ Michel Philippe                            Date: 06/21/00
           -------------------------------------                ----------------
           Name:  Michel Philippe
           Title: Senior Vice-President
                  Finance and Legal Affairs
           On behalf of SNPE


(2) Name:   SOFIGEXI

Address:    12, Quai Henri IV
            75004 Paris
            FRANCE

Designated Filer:   SNPE, Inc. (A)

Issuer & Ticker Symbol:   Dynamic Materials Corporation (BOOM)

Date of Event Requiring Statement:   6/14/00




Signature: /s/ Michel Philippe                            Date: 06/21/00
           -------------------------------------                ----------------
           Name:  Michel Philippe
           Title: Chairman
           On behalf of SOFIGEXI


(A) SNPE, Inc. is a wholly-owned subsidiary of SOFIGEXI, which is a wholly-owned subsidiary of SNPE. Prior to December 22, 1999, SNPE was an indirect beneficial owner through the holdings of Nobel Explosifs France, another wholly owned subsidiary of SNPE.

                                   Page 3 of 3